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                                                              Exhibit (d)(7)(iv)

                                 AMENDMENT NO. 3
                      TO THE INVESTMENT ADVISORY AGREEMENT

        AMENDMENT NO. 3 to Investment Advisory Agreement ("Amendment No. 3"), dated as of August 18, 2003, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Fund Asset Management, L.P., a Delaware limited partnership ("Adviser").

        Equitable and Adviser agree to modify and amend the Investment Advisory Agreement, dated as of May 1, 2000, as amended by Amendment No. 1, dated May 21, 2001 and Amendment No. 2, dated December 6, 2001 (together the "Agreement") between Equitable and Adviser as follows:

        1. Equitable hereby terminates its appointment of the Adviser as the investment adviser for the allocated portion of the EQ/Balanced Portfolio.

        2. Portfolio. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Mercury Basic Value Equity Portfolio on the terms and conditions set forth in the Agreement.

        3. Appendix A. Appendix A to the Agreement, setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

        4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

THE EQUITABLE LIFE ASSURANCE        FUND ASSET MANAGEMENT, L.P., by
SOCIETY OF THE UNITED STATES        Princeton Services, Inc. its General Partner


By: /s/ Peter D. Noris              By: /s/ Daniel J. Dart
    ------------------------            ------------------------
    Peter D. Noris                      Name:  Daniel J. Dart
    Executive Vice President            Title: Managing Director

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                                   APPENDIX A

                                 AMENDMENT NO. 3
                        TO INVESTMENT ADVISORY AGREEMENT

Portfolio                                 Advisory Fee Rate
---------                                 -----------------

EQ/Mercury Basic Value Equity Portfolio   .40% of the Portfolios' average daily
                                          net assets up to and including $100
                                          million; .375% of the Portfolios'
                                          average daily net assets over $100
                                          million and up to and including $300
                                          million; and .35% of the Portfolios'
                                          average daily net assets in excess of
                                          $300 million.